Exhibit 99.2

WINTERGREEN FUND, INC.

OFFICER’S CERTIFICATE

I, Joseph Bree, am the duly elected and acting Assistant Secretary of Wintergreen Fund, Inc., (the “Fund”) a Maryland corporation; and do hereby certify that the following are full, true and correct copies of certain resolutions adopted by the Board of Directors of the Fund on September 21, 2009, and that such resolutions have not been rescinded, amended or modified and on the date hereof are in full force and effect:

WHEREAS, Rule 17g-1 under the 1940 Act requires Wintergreen Fund, Inc. (the “Fund”) to maintain a fidelity bond against larceny and embezzlement, covering each Officer of the Fund who may have access to the Fund’s securities or funds; and

WHEREAS, Rule 17g-1 prescribes a required minimum amount for the Fund’s fidelity bond based on the Fund’s gross assets, and accordingly, the Fund currently has $1,500,000 of coverage (the amount required for $1,500,000,000-$2,000,000,000 of the Fund’s assets), and

WHEREAS, the Fund’s management has proposed that the Fund obtain $1,250,000 of coverage, the amount required for $1,000,000,000-$1,250,000,000 of the Fund’s assets, at a premium of $4,395.00 plus a New Jersey state surcharge of $61.35, with an automatic inflationary provision that will automatically increase the limit of the fidelity bond as Fund assets increase to comply with the SEC requirements and for automatic coverage for any newly created funds; now therefore be it

RESOLVED, that the Board of Directors of the Fund, including a majority of the Directors that are not “interested persons” (as defined in section 2(a)(19) of the 1940 Act) of the Fund, determines that the form of fidelity bond proposed to be issued by St. Paul Mercury Insurance Company in the principal amount of $1,250,000 be, and hereby is, reasonable, in the form and amount herein presented after having given consideration to the value of the aggregate assets of the Fund, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the Fund’s portfolio; and be it further

RESOLVED, that the Officers of the Fund be, and each hereby are, authorized to execute and deliver such documents and make such filings as may be necessary to effect the fidelity bond coverage contemplated hereby, and to increase such coverage as may be necessary to meet the requirements of the 1940 Act and the rules thereunder; and be it further

RESOLVED, that the Officers of the Fund be, and each hereby is, designated as an Officer directed to make filings and give notices on behalf of the Fund pursuant to Rule 17g-1 of the 1940 Act.

IN WITNESS WHEREOF, I have hereunto signed my name this 10th day of December 2009.

/s/ Joseph Bree
Joseph Bree
Assistant Secretary

I, Steven Graff, Vice President of the Fund, hereby do certify that on this 10th day of December 2009, Joseph Bree is the duly elected Assistant Secretary of the Fund and that signature above is his genuine signature.

/s/ Steven Graff
Steven Graff
Vice President